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Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 21, 2001, accompanying the financial statements included in the Annual Report of Ortec International, Inc. on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Ortec International Inc. on Forms S-3 (File No. 333-42850 effective August 23, 2000, File No. 333-46352, effective September 29, 2000, File No. 333-52019, effective May 7, 1998 and File No. 333-80979, effective October 14, 1999) and on Forms S-8 (File No. 333-47671, effective March 10, 1998 and File No. 333-80799, effective June 16, 1999).


GRANT THORNTON LLP


New York, New York
March 28, 2001